Oppenheimer Developing Markets Fund
N-SAR Exhibit – Item 77D

On December 10, 2014, Oppenheimer Developing Markets Fund (the “Registrant”) filed a Supplement to its Statement of Additional Information (SEC Accession No. 0000728889-14-001516) adding a section titled “Loans of Portfolio Securities.”  The Supplement is hereby incorporated by reference in response to Item 77D of the Registrant’s Form N-SAR.